Earnings Release

Company Contact:	First Potomac Realty Trust
Randy Haugh	7600 Wisconsin Avenue
Vice President, Finance	11th Floor
(240) 235-5573	Bethesda, MD 20814
rhaugh@first-potomac.com	www.first-potomac.com

FIRST POTOMAC REALTY TRUST REPORTS
FOURTH QUARTER AND FULL-YEAR 2016 RESULTS

Completed Total Asset Sales of $295 Million, Including Two Sales in 2017,
Toward Stated Goal of $350 million of Non-Core Assets

BETHESDA, MD. (February 23, 2017) - First Potomac Realty Trust (NYSE: FPO), a leader in the ownership, management, development and redevelopment of office and business park properties in the greater Washington, D.C. region, reported results for the three and twelve months ended December 31, 2016.

Fourth Quarter 2016 and Subsequent Highlights

•	Reported net loss attributable to common shareholders of $1.6 million, or $0.03 per diluted share.

•	Reported Core Funds From Operations of $16.0 million, or $0.27 per diluted share.

•	Increased occupied percentage to 92.6% from 90.3% at December 31, 2015.

•	Increased leased percentage to 93.8% from 92.1% at December 31, 2015.

•
Sold One Fair Oaks, a 214,000 square-foot office building located in Northern Virginia, for net proceeds of $13.3 million in January 2017 and sold Plaza 500, a 503,000 square-foot industrial property located in Northern Virginia, for net proceeds of $72.5 million in February 2017.

•	Entered into a binding contract in January 2017 to sell Rivers Park I and II and Aviation Business Park, which are located in Maryland and are owned through unconsolidated joint ventures.

Full-Year 2016 Highlights

•	Reported net loss attributable to common shareholders of $9.6 million, or $0.17 per diluted share.

•	Reported Core Funds From Operations of $63.9 million, or $1.06 per diluted share.

•	Increased same property net operating income ("Same Property NOI") by 2.4% on an accrual basis compared with the same period in 2015.

•	Completed construction and commenced revenue recognition on the 167,000 square foot, fully-leased build-to-suit in Northern Virginia (the "NOVA build-to-suit").

•	Redeemed all 6.4 million outstanding 7.750% Series A Cumulative Redeemable Perpetual Preferred Shares (the "7.750% Series A Preferred Shares").

Bob Milkovich, Chief Executive Officer of First Potomac Realty Trust stated, “A year ago we announced our strategic plan to de-risk our portfolio, de-lever our balance sheet and maximize value for our shareholders, and I am pleased with the progress we have made to date. While there was an intense focus on executing the Strategic Plan, we were also able to deliver very strong operational and financial results in 2016. As we look forward, we know there is plenty of work to be done in 2017, including completing our targeted non-core asset dispositions and executing on our redevelopment projects, but we are prepared for those objectives and look forward to continuing to deliver value for our shareholders."

Reconciliation of Net Loss Attributable to Common Shareholders and FFO, FFO Available to Common Shareholders and Unitholders and Core FFO
(amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Net loss attributable to common shareholders	$(1,646)	$(41,220)	$(9,635)	$(45,366)
Depreciation and amortization:
Rental property(1)	16,787	16,715	60,862	66,624
Discontinued operations	—	—	—	1,222
Unconsolidated joint ventures	940	867	3,610	3,916
Impairment of rental property(2)	—	60,826	2,772	60,826
(Gain) loss on sale of rental property	—	(26,093)	1,155	(30,334)
Net loss attributable to noncontrolling interests in the Operating Partnership	(71)	(1,870)	(428)	(2,056)
Dividends on preferred shares	—	3,100	3,053	12,400
Issuance costs of redeemed preferred shares(3)	—	—	5,515	—
Funds from operations ("FFO")	16,010	12,325	66,904	67,232
Dividends on preferred shares	—	(3,100)	(3,053)	(12,400)
Issuance costs of redeemed preferred shares(3)	—	—	(5,515)	—
FFO available to common shareholders and unitholders	16,010	9,225	58,336	54,832
Issuance costs of redeemed preferred shares(3)	—	—	5,515	—
Yield maintenance payment(4)	—	—	—	(2,426)
Personnel separation costs(5)	—	6,057	—	6,462
Loss on debt extinguishment(6)	—	1,824	48	2,313
Deferred abatement and straight-line amortization(7)	—	—	—	854
Core FFO	$16,010	$17,106	$63,899	$62,035

Net loss attributable to common shareholders per share - diluted	$(0.03)	$(0.72)	$(0.17)	$(0.79)
Weighted average diluted common shares	57,606	57,470	57,581	57,982

FFO available to common shareholders and unitholders per share – diluted	$0.27	$0.15	$0.97	$0.90
Core FFO per share – diluted	$0.27	$0.28	$1.06	$1.02
Weighted average diluted common shares and units	60,383	60,209	60,325	60,704

(1)	In the fourth quarter of 2016, we wrote-off $2.0 million of lease-level assets associated with a defaulted tenant at 840 First Street, NE.

(2)
In the second quarter of 2016, we recorded a $2.8 million impairment charge on Storey Park, which was sold in July 2016. In the fourth quarter of 2015, we recorded a $33.9 million impairment charge on One Fair Oaks, which was sold in January 2017, and a $26.9 million impairment charge on the NOVA Non-Core Portfolio (defined below under "Dispositions"), which was sold in March 2016.

(3)	Represents original issuance costs associated with the 7.750% Series A Preferred Shares that were redeemed during the periods presented.

(4)
On February 24, 2015, the owners of America’s Square, a 461,000 square foot office complex located in Washington, D.C., prepaid a mezzanine loan that had an outstanding balance of $29.7 million. We received a yield maintenance payment of $2.4 million associated with the prepayment of the loan.

(5)	Primarily relate to the departure of the Company’s former Chief Executive Officer and former Chief Investment Officer during the fourth quarter of 2015.

(6)
In the first quarter of 2016, we recorded a loss on debt extinguishment related to charges associated with the defeasance of the outstanding balance of the mortgage loan encumbering Gateway Centre Manassas, which was included in the NOVA Non-Core Portfolio (defined below under "Dispositions") and sold on March 25, 2016. In the fourth quarter of 2015, we recorded a loss on debt extinguishment related to the amendment and restatement of our unsecured revolving credit facility and unsecured term loan. During the three months ended March 31, 2015, we recorded $0.5 million in charges related to our prepayment of mortgage loans in connection with the sale of our Richmond portfolio.

(7)	As a result of the sale of the Richmond Portfolio in March 2015, we accelerated the amortization of straight-line rents and deferred rent abatements related to those properties.

The definitions of FFO, FFO available to common shareholders and unitholders and Core FFO, as well as the statements of purpose, are included below under “Non-GAAP Financial Measures.”

Fourth Quarter Results

Net loss attributable to common shareholders, Core FFO and FFO available to common shareholders and unitholders for the three and twelve months ended 2016 and 2015 are as follows (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2016	2015	Change	2016	2015	Change
Net loss attributable to common shareholders	$(1,646)	$(41,220)	$39,574	$(9,635)	$(45,366)	$35,731
Core FFO	$16,010	$17,106	$(1,096)	$63,899	$62,035	$1,864
FFO available to common shareholders and unitholders	$16,010	$9,225	$6,785	$58,336	$54,832	$3,504

Three months ended December 31, 2016 compared with the same period in 2015

Positive impacts to net loss attributable to common shareholders, Core FFO and FFO available to common shareholders and unitholders reflect the following:

•	an additional $1.2 million of net operating income resulting from rent commencement at the NOVA build-to-suit in August 2016;

•
a $0.3 million decrease in general and administrative costs (which excludes $6.1 million of personnel severance costs related to the departure of the Company’s former Chief Executive Officer and former Chief Investment Officer during the fourth quarter of 2015) primarily due to a decline in compensation expense; and

•	a $3.1 million reduction in accrued preferred dividends due to the redemption of our 7.750% Series A Preferred Shares prior to the fourth quarter of 2016.

Net loss attributable to common shareholders, Core FFO and FFO available to common shareholders and unitholders were adversely impacted by the following:

•
a $1.3 million decrease in Same Property NOI due to a combined $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE in Washington, D.C. The write-off is reflected as a reduction to rental revenue in our consolidated statement of operations for the three months ended December 31, 2016;

•	a $3.5 million reduction in net operating income due to property dispositions; and

•	a $0.9 million decrease in interest income due to the repayment of the $34.0 million mezzanine loan on 950 F Street, NW in the second quarter of 2016.

Twelve months ended December 31, 2016 compared with the same period in 2015

Positive impacts to net loss attributable to common shareholders, Core FFO and FFO available to common shareholders and unitholders reflect the following:

•
a $2.3 million increase in Same Property NOI, which primarily relates to increases in occupancy in our comparable portfolio and is net of a $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE;

•	an additional $2.1 million of net operating income resulting from rent commencement at the NOVA build-to-suit in August 2016;

•
a $2.0 million decrease in general and administrative costs (which excludes $6.5 million of personnel severance costs primarily related to the departure of the Company’s former Chief Executive Officer and former Chief Investment Officer during the fourth quarter of 2015) primarily due to a decline in compensation expense; and

•	a $9.3 million reduction in accrued preferred dividends due to the redemption of our 7.750% Series A Preferred Shares in 2016.

Net loss attributable to common shareholders, Core FFO and FFO available to common shareholders and unitholders were adversely impacted by the following:

•	a $12.8 million reduction in net operating income due to property dispositions; and

•
a $2.1 million decrease in interest income due to the repayment of the $29.7 million mezzanine loan on America's Square in the first quarter of 2015 and the repayment of the $34.0 million mezzanine loan on 950 F Street, NW in the second quarter of 2016.

Operating Performance - Leasing and Occupancy

At December 31, 2016, our consolidated portfolio consisted of 74 buildings totaling 6.7 million square feet. Leasing and occupancy highlights for our consolidated portfolio were as follows:

Leased and occupied %
	December 31, 2016	December 31, 2015	Year-over-year basis point increase	September 30, 2016
Leased	93.8%	92.1%	170	94.1%
Occupied	92.6%	90.3%	230	92.8%

The increase in occupancy during the fourth quarter of 2016 compared with the same period in 2015 is primarily a result of tenant move-ins at 440 First Street, NW, Cloverleaf Center and Atlantic Corporate Park.

Leasing Activity (square feet)
	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2016
Total new leases	54,000	299,000
Total renewal leases	42,000	535,000
Total leases executed	96,000	834,000

The 42,000 square feet of renewal leases in the fourth quarter reflected a tenant retention rate of 36%, which was primarily due to a low number of lease expirations during the quarter and the move-out of two tenants at Crossways Commerce Center and Ammendale Business Park who occupied a combined 58,000 square feet. We experienced negative net absorption of 31,000 square feet in the fourth quarter of 2016.

For the twelve months ended December 31, 2016, we achieved a tenant retention rate of 74% and had positive net absorption of 135,000 square feet. Our executed new and renewal leases for the twelve months ended December 31, 2016 do not include a one-year lease extension with the Bureau of Prisons at 500 First Street, NW, which is scheduled to expire in July 2017, or the 125,000 square feet of combined new and renewal leases at our unconsolidated joint venture properties.

Operating Performance - Same Properties

Same Property NOI increased (decreased) on an accrual basis as follows:

	% Increase (Decrease) in Same Property NOI Compared with the Same Period in 2015
	Three Months Ended December 31, 2016	Twelve Months Ended December 31, 2016
Washington, D.C.(1)	(22.3)%	(2.8)%
Maryland	1.6%	7.1%
Northern Virginia	(2.6)%	(1.4)%
Southern Virginia	3.6%	7.0%
Total - accrual basis(2)	(5.2)%	2.4%

(1)
Excluding the $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE, Same Property NOI in Washington, D.C. would have decreased 0.4% and increased 2.8% for the three and twelve months ended December 31, 2016, respectively, compared with the same periods in 2015.

(2)
Excluding the $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE, total Same Property NOI would have increased 0.5% and 3.9% for the three and twelve months ended December 31, 2016, respectively, compared with the same periods in 2015.

The decrease in total Same Property NOI for the three months ended December 31, 2016 compared with the same period in 2015 is due to the write-off of a combined $1.4 million of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE in Washington, D.C. Increases in Same Property NOI in Maryland and Southern Virginia for the three months ended December 31, 2016 compared with the same period in 2015 were primarily due to increases in occupancy, particularly at the following properties: Cloverleaf Center, which is located in Maryland, and Greenbrier Business Park, which is located in Southern Virginia. Same Property NOI decreased for the three months ended December 31, 2016 compared with the same period in 2015 in Washington D.C., due to the $1.4 million write-off at 840 First Street, NE and a tenant move out at 11 Dupont Circle, NW, and in Northern Virginia primarily due to an increase in certain operating costs and real estate tax expenses.

The increase in Same Property NOI for the twelve months ended December 31, 2016 compared with the same period in 2015 was primarily due to increases in occupancy at properties in Maryland and Southern Virgina. Same Property NOI decreased in Washington, D.C. due to the $1.4 million write-off of unamortized lease incentives and rent abatement discussed above. Same Property NOI decreased in Northern Virginia for the twelve months ended December 31, 2016 compared with the same period in 2015 primarily due to an increase in certain operating costs and real estate tax expenses.

A reconciliation of net loss from our consolidated statements of operations to Same Property NOI and a definition and statement of purpose are included below in the financial tables accompanying this press release and under “Non-GAAP Financial Measures,” respectively.

A list of our properties, as well as additional information regarding our results of operations, and our definition of “strategic hold,” “reposition” and “non-core” as they relate to our portfolio, can be found in our Fourth Quarter 2016 Supplemental Financial Information Report, which is posted on our website, www.first-potomac.com.

Strategic Plan Results

At the beginning of 2016, we completed an extensive underwriting of our business, our portfolio and our team. Based on this underwriting, we have been implementing our strategic plan to de-risk the portfolio, de-lever the balance sheet and maximize asset values (the “Strategic Plan”). As we near the completion of the Strategic Plan, the key action items of the Strategic Plan and our results on the action items are as follows:

•	Improve our portfolio composition by disposing of approximately $350 million of non-core assets.
As of the date of this earnings release, aggregate gross proceeds from dispositions identified as part of our Strategic Plan total over $290 million.

•
Address three large upcoming lease expirations at single-tenant buildings through the sale of One Fair Oaks and the repositioning of 500 First Street, NW and 540 Gaither Road at Redland Corporate Center.

On January 9, 2017, we sold One Fair Oaks for gross proceeds of $13.7 million. We have begun repositioning 540 Gaither Road at Redland Corporate Center, which is expected to be placed into redevelopment at the end of March 2017. In addition, we have re-leased two floors at 540 Gaither Road, which total 45,000 square feet, or approximately 34% of the building’s total square footage. The tenant at 500 First Street, NW extended their lease through July 2017. We are currently evaluating various strategies with respect to 500 First Street, which include repositioning the property and guaging new tenant interest.

•
Strengthen the balance sheet and improve liquidity by reducing leverage, limiting our floating rate debt exposure over time, and extending our debt maturities to better match our capital structure with our assets.

At December 31, 2016, our debt plus preferred shares over the undepreciated book value of our real estate assets was 57.1% compared with 66.6% at December 31, 2015. During 2016, we redeemed all 6.4 million shares of our outstanding 7.750% Series A Preferred Shares with proceeds from property dispositions and from the prepayment of a note receivable.

•	Manage our cost structure by reducing corporate overhead and general and administrative expenses.
For the year ended December 31, 2016, our corporate overhead expense (which is allocated between property operating and general and administrative expenses) was $23.4 million compared with $33.5 million for the same period in 2015, which included $6.5 million of separation costs. Excluding the separation costs recorded in 2015, corporate overhead expense decreased 14% for the year ended December 31, 2016 compared with the same period in 2015. The portion of our corporate overhead expense recorded as general and administrative expense was $17.0 million in 2016 compared with $25.5 million for the same period in 2015. The aforementioned $6.5 million of separation costs were recorded as general and administrative expense in 2015, and excluding these costs, our general and administrative expense decreased 11% in 2016 compared with the same period in 2015.

•	Reduce our targeted annualized common share dividend from $0.60 to $0.40.
On April 26, 2016, the Board of Trustees declared a reduction of our dividend rate by 33% from $0.15 per common share to $0.10 per common share, which equates to an annualized dividend of $0.40 per common share and was effective for the dividends paid on and after May 16, 2016.

Dispositions

On January 9, 2017, we sold One Fair Oaks, a 214,000 square-foot office building located in Northern Virginia, for gross proceeds of $13.7 million, which generated net proceeds of $13.3 million. At December 31, 2016, we classified One Fair Oaks as "held-for-sale" on our consolidated balance sheet. The operating results of One Fair Oaks are reflected in continuing operations in our consolidated statements of operations for each of the periods presented in this press release.

On February 17, 2017, we sold Plaza 500, a 503,000 square-foot industrial property located in Northern Virginia, for gross proceeds of $75.0 million, which generated net proceeds of $72.5 million.

Aggregate gross proceeds from dispositions identified as part of our Strategic Plan now total $294.6 million toward our stated goal of $350 million. This amount reflects the sales of the following properties: Plaza 500, which was sold in February 2017; One Fair Oaks, which was sold in January 2017; Storey Park, which was sold in the third quarter of 2016; the combined sale of Enterprise Center, Gateway Centre Manassas, Linden Business Center, Herndon Corporate Center, Prosperity Business Center, Reston Business Campus, Windsor at Battlefield and Van Buren Office Park (collectively, the “NOVA Non-Core Portfolio”), which was sold in the first quarter of 2016; and Cedar Hill I and III and Newington Business Park Center, which were both sold in the fourth quarter of 2015.

In addition, in January 2017, three of our unconsolidated joint ventures entered into binding contracts to collectively sell Aviation Business Park and Rivers Park I and II, which are located in Maryland. We anticipate completing the sale in March 2017; however, we can provide no assurances regarding the timing or pricing of such sale, or that such sale will ultimately occur.

Financing Activity

As previously disclosed, on October 6, 2016, we prepaid, without penalty, the $12.2 million loan encumbering Hillside I and II. The loan had a fixed interest rate of 5.75% and was scheduled to mature in December 2016. The prepayment was funded with a draw on the unsecured revolving credit facility and available cash.

Balance Sheet

We had $743.4 million of gross debt outstanding at December 31, 2016, of which $232.6 million was fixed-rate debt, $240.0 million was hedged variable-rate debt and $270.8 million was unhedged variable-rate debt. The weighted average interest rate of our debt was 3.5% at December 31, 2016.

During 2016, we redeemed all 6.4 million outstanding 7.750% Series A Preferred Shares, and on July 6, 2016, the 7.750% Series A Preferred Shares (NYSE: FPO-PA) were delisted from trading on the New York Stock Exchange.

Dividends

On January 24, 2017, we declared a dividend of $0.10 per common share, equating to an annualized dividend of $0.40 per common share. The dividend was paid on February 15, 2017 to common shareholders of record as of February 8, 2017.

2017 Core FFO Guidance

We expect our full-year 2017 Core FFO to be in the range of $0.78 to $0.84 per diluted share. The following is a summary of the assumptions that we used in arriving at our guidance (unaudited, amounts in thousands except percentages and per share amounts):

	Expected Ranges
Portfolio Net Operating Income(1)	$82,000	-	$88,000
Interest and Other Income	$400	-	$500
FFO from Unconsolidated Joint Ventures(2)	$4,500	-	$5,000
Interest Expense	$23,000	-	$25,000
General and Administrative Expense	$17,500	-	$18,500
Weighted Average Shares and OP Units	60,400	-	60,800
Year-End Occupancy(3)	91.0%	-	93.0%
Same Property NOI Growth - Accrual Basis(4)	-1.0%	-	+1.0%

(1)
Reflects the sale of One Fair Oaks, which occurred on January 9, 2017, as well as the sale of Plaza 500, which occurred on February 17, 2017. No assumption for additional acquisitions or dispositions is included in the guidance range.

(2)
Assumes Aviation Business Park and Rivers Park I and II are sold at the end of the first quarter of 2017; however, we can provide no assurances regarding the timing or pricing of such sale, or that the sale will ultimately occur.

(3)
Assumes 500 First Street, NW and 540 Gaither Road at Redland are placed into redevelopment during 2017, and the square footage associated with the properties is excluded from reported portfolio metrics, including occupancy.

(4)
Assumes 500 First Street, NW and 540 Gaither Road at Redland are placed into redevelopment during 2017, resulting in the properties being excluded from the full-year 2017 same property NOI calculation.

Our guidance is also based on a number of other assumptions, many of which are outside our control and all of which are subject to change. We may change our guidance as actual and anticipated results vary from these assumptions.

Guidance Range for 2017	Low Range	High Range
Net loss attributable to common shareholders per diluted share	$(0.18)	$(0.14)
Real estate depreciation(1)	0.97	0.99
Net loss attributable to noncontrolling interests and items excluded from Core FFO per diluted share(2)	(0.01)	(0.01)
Core FFO per diluted share	$0.78	$0.84

(1)
Includes our pro-rata share of depreciation from our unconsolidated joint ventures and depreciation related to disposed properties. The depreciation associated with our unconsolidated joint ventures assumes Aviation Business Park and Rivers Park I and II are sold at the end of the first quarter of 2017; however, we can provide no assurances regarding the timing or pricing of such sale, or that the sale will ultimately occur.

(2)
Items excluded from Core FFO consist of personnel separation costs, the gains or losses associated with disposed properties, property impairment, loss on debt extinguishment and other non-recurring items.

Investor Conference Call and Webcast

We will host a conference call on February 24, 2017 at 9:00 AM ET to discuss the fourth quarter and full-year 2016 results and our 2017 Core FFO guidance. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. A replay of the call will be available from 12:00 PM ET on February 24, 2017, until midnight ET on March 3, 2017. The replay can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers, and entering pin number 13652088.

A live broadcast of the conference call will also be available online at the Company’s website, www.first-potomac.com, on February 24, 2017 beginning at 9:00 AM ET. An online replay will follow shortly after the call and will continue for 90 days.

About First Potomac Realty Trust

First Potomac Realty Trust is a self-administered, self-managed real estate investment trust that focuses on owning, operating, developing and redeveloping office and business park properties in the greater Washington, D.C. region. FPO common shares (NYSE: FPO) are publicly traded on the New York Stock Exchange. As of December 31, 2016, our consolidated portfolio totaled 6.7 million square feet. Based on annualized cash basis rent, our portfolio consists of 66% office properties and 34% business park and industrial properties. A key element of First Potomac's overarching strategy is its dedication to sustainability. Over one million square feet of First Potomac property is LEED Certified and over half of the portfolio's multi-story office square footage is LEED or Energy Star Certified.

Non-GAAP Financial Measures

Funds from Operations - Funds from operations (“FFO”), which is a non-GAAP measure used by many investors and analysts that follow the public real estate industry, represents net income (computed in accordance with U.S. generally accepted accounting principles (“GAAP”)), excluding gains (losses) on sales of rental property and impairments of rental property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We also exclude from our FFO calculation the impact related to third parties from our consolidated joint venture. FFO available to common shareholders and unitholders is calculated as FFO less accumulated dividends on our preferred shares for the applicable periods presented. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may differ from the methodology for calculating FFO, or similarly titled measures, utilized by other equity REITs and, accordingly, may not be comparable to such other REITs.

We consider FFO and FFO available to common shareholders and unitholders useful measures of performance for an equity real estate investment trust (“REIT”) as they facilitate an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of rental property diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance. We also consider FFO an appropriate supplemental performance measure given its wide use by investors and analysts. However, FFO does not represent amounts available for our discretionary use because of needed capital replacement or expansion, debt service obligations or other commitments and uncertainties, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions. Our methodology for computing FFO adds back noncontrolling interests in the income from our Operating Partnership in determining FFO. We believe this is appropriate as common Operating Partnership units are presented on an as-converted, one-for-one basis for common shares in determining FFO per diluted share.

Our presentation of FFO in accordance with NAREIT’s definition should not be considered as an alternative to net (loss) income attributable to common shareholders (computed in accordance with GAAP) as an indicator of our financial performance.

Core FFO - We believe that the computation of FFO in accordance with NAREIT’s definition includes certain items that are not indicative of the results provided by our operating portfolio and affect the comparability of our period-over-period performance. These items include, but are not limited to, gains and losses on the retirement of debt, personnel separation costs, contingent consideration charges, acceleration of deferred abatement and straight-line amortization, gains on the receipt of yield maintenance payments from the prepayment of a note receivable, issuance costs of redeemed preferred shares and acquisition costs. Core FFO is presented less accumulated dividends on our preferred shares for all the periods presented.

Our presentation of Core FFO should not be considered as an alternative to net (loss) income attributable to common shareholders (computed in accordance with GAAP) as an indicator of our financial performance. Our FFO and Core FFO calculations are reconciled to (loss) income attributable to common shareholders in this release.

Same Property NOI - Same Property Net Operating Income (“Same Property NOI”), defined as property revenues (rental and tenant reimbursements and other revenues) less property operating expenses (real estate taxes, property operating and insurance expenses) from the consolidated properties owned by us and in-service for the entirety of the periods presented, is a primary performance measure we use to assess the results of operations at our properties. Same Property NOI is a non-GAAP measure. As an indication of our operating performance, Same Property NOI should not be considered an alternative to net income (loss) calculated in accordance with GAAP. A reconciliation of our Same Property NOI to net income is presented below. The Same Property NOI results exclude the collection of termination fees, as these items vary significantly period-over-period, thus impacting trends and comparability. Also, Same Property NOI includes a normalized management fee percentage in lieu of an administrative overhead allocation for comparative purposes. We eliminate depreciation and amortization expense, which are property level expenses, in computing Same Property NOI as these are non-cash expenses that are based on historical cost accounting assumptions and management believes these expenses do not offer the investor significant insight into the operations of the property. This presentation allows management and investors to determine whether growth or declines in net operating income are a result of increases or decreases in property operations or the acquisition or disposition of additional properties. While this presentation provides useful information to management and investors, the results below should be read in conjunction with the results from the consolidated statements of operations to provide a complete depiction of our total performance.

Forward-Looking Statements

The forward-looking statements contained in this press release, including statements regarding our 2017 Core FFO guidance and related assumptions, the execution of our strategic plan, potential dispositions and the timing and pricing of such dispositions, future acquisition and growth opportunities and the timing of future tenant occupancies, are subject to various risks and uncertainties. Although we believe the expectations reflected in any forward-looking statements contained herein are based on reasonable assumptions, there can be no assurance that our expectations will be achieved. Certain factors that could cause actual results to differ materially from our expectations include changes in general or regional economic conditions; our ability to timely lease or re-lease space at current or anticipated rents; changes in interest rates; changes in operating costs; our ability to complete acquisitions and dispositions on acceptable terms, or at all; our ability to manage our current debt levels and repay or refinance our indebtedness upon maturity or other required payment dates; our ability to maintain financial covenant compliance under our debt agreements; our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures; our ability to obtain debt and/or financing on attractive terms, or at all; changes in the assumptions underlying our earnings and Core FFO guidance and other risks detailed in our Annual Report on Form 10-K and described from time to time in our filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to control or predict. Forward-looking statements are not guarantees of performance. For forward-looking statements herein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events. We do not intend to, and expressly disclaim any duty to, update or revise the forward-looking statements in this discussion to reflect changes in underlying assumptions or factors, new information, future events or otherwise, after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should not rely upon these forward-looking statements after the date of this report and should keep in mind that any forward-looking statement made in this discussion, or elsewhere, might not occur.

Earnings Release - Continued

Consolidated Statements of Operations
(unaudited, amounts in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Rental	$31,411	$34,955	$129,225	$139,006
Tenant reimbursements and other	7,561	8,149	31,109	33,840
Total revenues	38,972	43,104	160,334	172,846
Operating expenses:
Property operating	8,974	9,417	38,554	44,093
Real estate taxes and insurance	4,917	5,077	19,808	19,745
General and administrative	3,980	10,340	16,976	25,450
Depreciation and amortization	16,787	16,715	60,862	66,624
Impairment of rental property	—	60,826	2,772	60,826
Total operating expenses	34,658	102,375	138,972	216,738
Operating income (loss)	4,314	(59,271)	21,362	(43,892)
Other expenses (income):
Interest expense	6,571	6,576	26,370	26,797
Interest and other income	(129)	(998)	(2,348)	(6,794)
Equity in earnings of affiliates	(411)	(590)	(2,294)	(1,825)
(Gain) loss on sale of rental property	—	(26,093)	1,155	(29,477)
Loss on debt extinguishment	—	1,824	48	1,824
Total other expenses (income)	6,031	(19,281)	22,931	(9,475)
Loss from continuing operations	(1,717)	(39,990)	(1,569)	(34,417)
Discontinued operations:
Loss from operations	—	—	—	(975)
Loss on debt extinguishment / modification	—	—	—	(489)
Gain on sale of rental property	—	—	—	857
Loss from discontinued operations	—	—	—	(607)
Net loss	(1,717)	(39,990)	(1,569)	(35,024)
Less: Net loss attributable to noncontrolling interests	71	1,870	502	2,058
Net loss attributable to First Potomac Realty Trust	(1,646)	(38,120)	(1,067)	(32,966)
Less: Dividends on preferred shares	—	(3,100)	(3,053)	(12,400)
Less: Issuance costs of redeemed preferred shares	—	—	(5,515)	—
Net loss attributable to common shareholders	$(1,646)	$(41,220)	$(9,635)	$(45,366)

Basic and diluted earnings per common share:
Loss from continuing operations attributable to common shareholders	$(0.03)	$(0.72)	$(0.17)	$(0.78)
Loss from discontinued operations attributable to common shareholders	—	—	—	(0.01)
Net loss attributable to common shareholders	$(0.03)	$(0.72)	$(0.17)	$(0.79)
Weighted average common shares outstanding:
Basic and diluted	57,606	57,470	57,581	57,982

Earnings Release - Continued

Consolidated Balance Sheets
(amounts in thousands, except per share amounts)

	December 31, 2016	December 31, 2015
	(unaudited)
Assets:
Rental property, net	$1,059,272	$1,130,266
Assets held-for-sale	13,176	90,674
Cash and cash equivalents	14,144	13,527
Escrows and reserves	1,419	2,514
Accounts and other receivables, net of allowance for doubtful accounts of $655 and $876, respectively	6,892	9,868
Accrued straight-line rents, net of allowance for doubtful accounts of $414 and $105, respectively	42,745	36,888
Notes receivable	—	34,000
Investment in affiliates	49,392	48,223
Deferred costs, net	42,712	36,537
Prepaid expenses and other assets	5,389	6,950
Intangibles assets, net	25,106	32,959
Total assets	$1,260,247	$1,442,406
Liabilities:
Mortgage loans, net	$296,212	$307,769
Unsecured term loan, net	299,404	299,404
Unsecured revolving credit facility, net	141,555	116,865
Liabilities held-for-sale	—	1,513
Accounts payable and other liabilities	43,904	47,972
Accrued interest	1,537	1,603
Rents received in advance	6,234	6,003
Tenant security deposits	4,982	4,982
Deferred market rent, net	1,792	2,154
Total liabilities	795,620	788,265
Noncontrolling interests in the Operating Partnership	28,244	28,813
Equity:
Preferred Shares, $0.001 par value per share, 50,000 shares authorized:
7.750% Series A Preferred Shares, $25 per share liquidation preference, 0 and 6,400 shares issued and outstanding, respectively	—	160,000
Common shares, $0.001 par value per share, 150,000 shares authorized; 58,319 and 57,718 shares issued and outstanding, respectively	58	58
Additional paid-in capital	913,367	907,220
Noncontrolling interests in consolidated partnerships	—	800
Accumulated other comprehensive loss	(844)	(2,360)
Dividends in excess of accumulated earnings	(476,198)	(440,390)
Total equity	436,383	625,328
Total liabilities, noncontrolling interests and equity	$1,260,247	$1,442,406

Earnings Release - Continued

Same Property Analysis
(unaudited, dollars in thousands)

Reconciliation of net loss to Same Property NOI(1):
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Number of buildings	73	73	73	73

Net loss	$(1,717)	$(39,990)	$(1,569)	$(35,024)
Loss from discontinued operations	—	—	—	607
Total other expenses (income)	6,031	(19,281)	22,931	(9,475)
Impairment of rental property	—	60,826	2,772	60,826
Depreciation and amortization	16,787	16,715	60,862	66,624
General and administrative expenses	3,980	10,340	16,976	25,450
Non-comparable net operating income(2)	(1,328)	(3,558)	(3,888)	(13,260)
Same Property NOI	$23,753	$25,052	$98,084	$95,748

Same property revenues
Rental(3)	$30,371	$30,980	$124,997	$121,843
Tenant reimbursements and other(4)	6,846	6,761	28,682	28,303
Total same property revenues	37,217	37,741	153,679	150,146
Same property operating expenses
Property(5)	8,586	8,079	36,630	36,691
Real estate taxes and insurance	4,878	4,610	18,965	17,707
Total same property operating expenses	13,464	12,689	55,595	54,398
Same Property NOI	$23,753	$25,052	$98,084	$95,748

Same Property NOI growth(6)	(5.2)%		2.4%

	Weighted Average Occupancy for the Three Months Ended December 31,		Weighted Average Occupancy for the Twelve Months Ended December 31,
	2016	2015	2016	2015
Same Properties	92.5%	92.0%	92.3%	90.3%

Change in Same Property NOI (accrual basis)
By Region	Three Months Ended December 31, 2016	Percentage of Base Rent	Twelve Months Ended December 31, 2016	Percentage of Base Rent
Washington, D.C.(7)	(22.3)%	29%	(2.8)%	29%
Maryland	1.6%	29%	7.1%	29%
Northern Virginia	(2.6)%	23%	(1.4)%	23%
Southern Virginia	3.6%	19%	7.0%	19%
By Type
Business Park / Industrial	1.9%	32%	2.7%	32%
Office(8)	(9.2)%	68%	2.3%	68%

(1)
Same property comparisons are based upon those consolidated properties owned and in-service for the entirety of the periods presented. Same property results for the three and twelve months ended December 31, 2016 and 2015 exclude the operating results of all disposed properties and the results of the following non-same property that was owned as of December 31, 2016: the NOVA build-to-suit.

(2)
Includes property results for the NOVA build-to-suit and all properties that were disposed of prior to December 31, 2016 and whose operations remained classified within continuing operations for the periods presented. Also includes an administrative overhead allocation, which was replaced by a normalized management fee for comparative purposes, and termination fee income.

(3)
During the fourth quarter of 2016, we recorded a $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE. The write-off is included in same property rental revenue for the three and twelve months ended December 31, 2016.

(4)	Excludes termination fee income for comparative purposes.

(5)	Same property operating expenses have been adjusted to reflect a normalized management fee in lieu of an administrative overhead allocation for comparative purposes.

(6)
Excluding the $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE, total Same Property NOI would have increased 0.5% and 3.9% for the three and twelve months ended December 31, 2016, respectively, compared with the same periods in 2015.

(7)
Excluding the $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted at 840 First Street, NE, Same Property NOI for Washington D.C would have decreased 0.4% and increased 2.8% for the three and twelve months ended December 31, 2016, respectively, compared with the same periods in 2015.

(8)
Excluding the $1.4 million write-off of unamortized lease incentives and rent abatement associated with a defaulted tenant at 840 First Street, NE, Same Property NOI for office properties would have decreased 0.3% and increased 4.6% for the three and twelve months ended December 31, 2016, respectively, compared with the same periods in 2015.

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